UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 20, 2007
NOBLE CORPORATION
(Exact name of registrant as specified in its charter)

CAYMAN ISLANDS	001-31306	98-0366361

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)

13135 South Dairy Ashford, Suite 800
Sugar Land, Texas	77478

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 276-6100

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On September 20, 2007, Noble Corporation (the “Company”) and Mark A. Jackson, Chairman of the Board, President and Chief Executive Officer of the Company, mutually determined to terminate their employment relationship effective immediately. Mr. Jackson resigned effective September 20, 2007 his positions as Chairman of the Board, Chief Executive Officer, President and a director of the Company, and all other director, officer and employee positions with any of the Company’s subsidiaries or affiliates. A copy of the press release issued by the Company announcing Mr. Jackson’s resignation is attached as Exhibit 99.1 to this report.
     The Company and Mr. Jackson have entered into a Separation Agreement and Release dated as of September 20, 2007 (the “Agreement”). The following description is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein. Under the terms of the Agreement, Mr. Jackson’s employment and all positions held by Mr. Jackson with the Company and its subsidiaries and affiliates are terminated effective September 20, 2007 (the “Separation Date”). The Agreement provides that within seven days following the Separation Date, the Company will pay to Mr. Jackson an amount of cash for all salary earned but unpaid through the Separation Date and for all accrued but unused vacation as of the Separation Date. In addition, the Company will pay a separation payment to Mr. Jackson by October 18, 2007 equal to one year of Mr. Jackson’s base salary in effect as of the Separation Date ($750,000), plus an amount equal to the bonus amount Mr. Jackson could have earned (on a pro rated basis through the Separation Date) under the Noble Corporation 2007 Short Term Incentive Plan ($562,500).
     As of the Separation Date, (i) 97,144 shares subject to nonqualified stock options granted to Mr. Jackson under the Noble Corporation 1991 Stock Option and Restricted Stock Plan (the “1991 Plan”) became immediately vested and exercisable in accordance with the terms and conditions of the agreements granting those options, and (ii) 61,388 time-vested restricted shares awarded to Mr. Jackson under the 1991 Plan became immediately vested.
     The Company estimates that the resignation of Mr. Jackson will result in a charge to earnings in the third quarter of 2007 of approximately $2.4 million after tax ($0.01 per diluted share). This charge includes the accelerated vesting of nonqualified stock options and time-vested restricted shares.
     Under the terms of the Agreement, Mr. Jackson releases the Company and its affiliates from all claims relating to his employment with the Company or the termination of such employment and agrees that he will not, for a one year period following the Separation Date, solicit the Company’s employees. The Agreement also contains covenants of Mr. Jackson regarding confidentiality of certain information and non-disparagement.
     Any vested interest held by Mr. Jackson in any retirement plan or other plan in which Mr. Jackson participates will be distributed to him in accordance with the terms of those plans and applicable law. The Agreement does not terminate any right Mr. Jackson may have to indemnification under the Company’s organizational documents, applicable law or the Company’s director and officer liability insurance policy as in effect from time to time. Other than what is expressly provided for in the Agreement, Mr. Jackson will not be entitled to any other compensation, payments or benefits from the Company or its subsidiaries.
     (c) Effective with Mr. Jackson’s resignation, William A. Sears, age 73 and a director of the Company since 1998, has assumed the positions of Chairman of the Board, President and Chief Executive Officer of the Company on an interim basis pending the Company’s appointment of a successor President and Chief Executive Officer. There are no arrangements or understandings between Mr. Sears and any other person pursuant to which he was appointed to his offices. There are no family relationships between Mr. Sears and any director or executive officer of the Company.
     Mr. Sears retired from his position as Director of Operations for British Petroleum Exploration in 1997, after serving with them in various positions since 1983. British Petroleum Exploration is part of the BP group of companies, which is one of the world’s largest energy companies, with main activities comprising the exploration and production of crude oil and natural gas; refining, marketing, supply and transportation; and the manufacture and marketing of petrochemicals.
     At the time of the filing of this report, the information called for by Item 5.02(c)(3) of this report has not been determined. In accordance with Instruction 2 to Item 5.02 of this report, the Company will file an amendment to this report containing such information within four business days after its determination.
     (e) The descriptions of the Agreement and the vesting of awards of time-vested restricted shares and grants of nonqualified stock options held by Mr. Jackson set forth in Item 5.02(b) above are incorporated by reference into this Item 5.02(e).

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
     The information required by this Item 9.01(d) is set forth in the Index to Exhibits accompanying this report and is incorporated herein by reference.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION
Date: September 24, 2007	By:	/s/ Julie J. Robertson
Julie J. Robertson,
Executive Vice President and Corporate Secretary

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INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Separation Agreement and Release dated as of September 20, 2007 between Noble Corporation and Mark A. Jackson.
99.1	—	Noble Corporation press release issued September 20, 2007.

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